Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Halliburton Company:
We consent to the use of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Halliburton Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statement of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports on the financial statements and financial statement schedule referred to above, refer to a change in the method of accounting for stock-based compensation plans and a change in the method of accounting for defined benefit and other postretirement plans in 2006.
/s/ KPMG LLP
Houston, Texas
March 16, 2007